NEXTEL COMMUNICATIONS, INC.
[LOGO]                                               1505 Farm Credit Drive
                                                     McLean, VA  22102
                                                     703 394-3000


For Immediate Release                                           Media Contacts:
                                              Nextel:  Ben Banta (703) 394-3573
                       Eagle River/Nextel Partners: Bob Ratliffe (425) 828-8686
                                                              or (206) 979-4254
                                                              Investor Contact:
                                            Nextel: Paul Blalock (703) 394-3500

                Nextel Expands National Network Through Agreement
                           With Nextel Partners, Inc.

McLEAN, Va., August 13, 1998 -- Nextel Communications, Inc. (NASDAQ: NXTL) along with other equity investors including Craig McCaw's Eagle River Investments, Motorola and affiliates of DLJ Merchant Banking Partners II, an affiliate of Donaldson, Lufkin & Jenrette (DLJ) announced their agreement with Nextel Partners, Inc. to build and operate an integrated digital wireless communications network utilizing frequencies licensed to Nextel, the Nextel name, and Motorola's iDEN(R) technology in mid-size and small markets throughout the United States that are not presently built out or are in the early stages of build-out by Nextel.

"This program allows Nextel to focus its domestic efforts on optimizing operations in larger U.S. markets and to accelerate, through the Nextel Partners organization, the build-out of mid-size and small markets and many rural areas fulfilling Nextel's objective of expanding our system coverage to substantially all markets in the United States," said Dan Akerson, Nextel's chairman and chief executive officer.

Nextel Partners is a newly formed company established by John Chapple and other former executives of McCaw Cellular Communications, Inc., various private equity investors and Nextel Communications, Inc. Nextel Partners has assembled a senior management team with significant experience in the telecommunications industry. John Chapple, Chief Executive Officer, has nearly twenty years experience in the wireless communications and cable television industries. His experience included serving, from 1988 to 1995, as Executive Vice President for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies.

Nextel Partners will be financed and operated separately from Nextel and expects to operate its digital networks pursuant to Nextel standards to ensure a consistent customer experience throughout the country. The company plans to provide service in markets encompassing a population of approximately 39 million people, including: Buffalo, Rochester, Syracuse, Albany, Binghamton, Scranton, Harrisburg, Lancaster, Roanoke, Louisville, Lexington, Montgomery, Mobile, Macon, Columbus (GA), Pensacola, Tallahassee, Shreveport, Beaumont, Waco,
Little Rock, Peoria, Green Bay, Des Moines, Omaha, Lincoln, Boise, Corpus Christi, and Honolulu. Build-out of these key markets is expected to occur over a three-year period.

"We are very enthusiastic about this technology and our ability to deliver these markets to the Nextel National Network," said John Chapple, chief executive officer of Nextel Partners, Inc. "Our team is experienced in constructing and operating wireless telecommunications systems. We will move quickly and aggressively to add coverage and customers in areas of the country that have not yet experienced the advantages of iDEN technology. The entrepreneurial spirit of our company, combined with the superb people, brand and network of a national company like Nextel, can only lead to future success. We are excited to be a part of it."

Nextel will obtain an approximate 35% fully diluted ownership interest in Nextel Partners. In addition, Nextel will receive approximately $100 million for expenditures and start-up costs that have been incurred by Nextel in the markets to be served by Nextel Partners in preparation for launch of service in the near future. Cash equity investments expected to be received by Nextel Partners include $125 million from DLJ Merchant Banking and its affiliated funds and $30 million from Eagle River, the investment firm owned by Craig McCaw. In addition, Motorola has committed to invest $25 million in the form of iDEN infrastructure equipment. These commitments are subject to a number of conditions including final definitive documentation and completing satisfactory debt financing for the company.

Eagle River Investments, L.L.C. is an investment holding company primarily owned by telecommunications pioneer Craig O. McCaw.

Motorola is one of the world's leading providers of wireless communications, semiconductors, and advanced systems and services.

DLJ Merchant Banking Partners II, an affiliate of Donaldson, Lufkin & Jenrette, is a $3 billion fund dedicated to private equity and equity related investments, which seeks significant capital appreciation through domestic and international investments in common or preferred stock and debt or other securities in leveraged acquisitions and corporate joint ventures. Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients.

Nextel Communications, based in McLean, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States. Its wholly-owned subsidiary, Nextel International, Inc., has wireless operations and investments in Argentina, Brazil, Canada, Japan, Mexico, Peru, Philippines, and Shanghai, China. Please visit our website at http://www.nextel.com.
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Motorola and iDEN are registered trademarks of Motorola, Inc.